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Chris Simpson

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MacKenzie Realty Capital, Inc. Announces retention of Investment Banking Firm Maxim Group LLC

Orinda, Calif., (August 27, 2024) – MacKenzie Realty Capital, Inc. (OTCQX: MKZR) (“MacKenzie” or the “Company”) is is announcing that it has retained Maxim Group LLC to provide general financial advisory and investment banking services to the Company in connection with, among other things, strategic planning, potential uplisting to a U.S. exchange (Nasdaq, New York Stock Exchange), and potential rights offering, equity issuance or other mechanisms to enhance corporate and shareholder value.
This strategic partnership is a significant step towards MacKenzie's goal of becoming listed on the Nasdaq Stock Market or NYSE, a move to the Company hopes will enhance the company's visibility and accelerate its growth trajectory. The timing of any up-list process will be dependent on a multitude of factors, including but not limited to overall market conditions.
Maxim Group is a full-service investment banking, securities and wealth management firm headquartered in New York. The Firm provides a full array of financial services including investment banking; private wealth management; and global institutional equity, fixed-income and derivatives sales & trading, equity research and prime brokerage services to a diverse range of corporate clients, institutional investors and high net worth individuals. Maxim Group is a registered broker-dealer with the U.S. Securities and Exchange Commission (SEC) and the Municipal Securities Rulemaking Board (MSRB), and is a member of the following: Financial Industry Regulatory Authority (FINRA); Securities Insurance Protection Corporation (SIPC); NASDAQ Stock Market and NYSE Arca, Inc. To learn more about Maxim Group, visit www.maximgrp.com.
U.S. investors can find current financial disclosures and Real-Time Level 2 quotes for the company on www.otcmarkets.com/stock/MKZR/quote.
For more information, please contact MacKenzie at (800) 854-8357.

89 Davis Road, Suite 100 • Orinda, California 94563 • Toll-Free (800) 854-8357 • Local (925) 631-9100 • www.mackenzierealty.com